Exhibit 99.1

Cogent Biosciences Appoints

Andrew Robbins as Chief Executive Officer

Seasoned executive with deep experience developing precision medicines for genetically defined diseases, most recently as COO of Array Biopharma

CAMBRIDGE, MASS., October 26, 2020 — Cogent Biosciences, Inc. (“Cogent”) (NASDAQ: COGT), a biotechnology company focused on developing precision therapies for genetically defined diseases, today announced the appointment of Andrew Robbins as President and Chief Executive Officer (CEO); Mr. Robbins will also serve as a member on the Cogent Board of Directors. Mr. Robbins succeeds Chuck Wilson, PhD, who served as President and CEO of Cogent (formerly Unum Therapeutics Inc.) since founding the company in 2014.

“We are thrilled to welcome Andy to Cogent as we continue to rapidly develop our lead asset, PLX9486, to treat patients living with systemic mastocytosis and GIST,” said Peter Harwin, Chair, Board of Directors for Cogent. “Andy’s strong track record and deep expertise in developing and commercializing precision therapies will be invaluable, and his passion for bringing new therapies to patients will be critically important as he leads Cogent into the future.”

Mr. Harwin continued, “We extend our deep appreciation and gratitude to Chuck for his excellent leadership over the years and commend his dedication to bringing meaningful solutions to patients in serious need.”

Mr. Robbins is an accomplished executive with extensive commercial, development, and strategic leadership experience during a 20-year career in the pharmaceutical industry, with a specific focus on oncology and hematology products. Most recently, he served at Array Biopharma as the Chief Operating Officer where he was responsible for the successful commercialization of two novel precision oncology products before Array’s acquisition by Pfizer in 2019.

“I am excited to join Cogent, a company committed to developing best-in-class precision medicines to improve the lives of patients fighting rare, genetically defined diseases,” said Andrew Robbins, President and CEO of Cogent. “I look forward to working together with the leadership team, the Board, and the dedicated Cogent employees to advance PLX9486 through clinical development while identifying the best opportunities to broaden our research and development pipeline in the near future.”

Prior to joining Array, Mr. Robbins held management positions at both Hospira, Inc., a global pharmaceutical and medical device company, and Pfizer, Inc. as part of its Oncology business unit. He currently serves on the Board of Directors for Harpoon Therapeutics (Nasdaq: HARP) and Turmeric Acquisition Corporation (Nasdaq: TMPMU). Mr. Robbins holds a Master of Business Administration degree from the Kellogg School of Management, Northwestern University and a Bachelor of Arts degree from Swarthmore College.

Inducement Equity Award

Cogent today also announced that, on October 23, 2020, the Board of Directors for Cogent approved an inducement award to Mr. Robbins of an option to purchase 7,442,421 shares of common stock. The option has an exercise price equal to the closing price of Cogent’s common stock on October 23, 2020 (the “Grant Date”) and will be exercisable over four years with 25% of the shares becoming exercisable on the first year anniversary of the Grant Date, and the remaining 75% of the shares becoming exercisable in 36 equal monthly installments thereafter. The option has a ten-year term and is subject to the terms and conditions of the Cogent 2020 Inducement Plan (the “2020 Inducement Plan”) and the stock option agreement pursuant to which the option was granted.

The 2020 Inducement Plan is used exclusively for the grant of equity awards to individuals who were not previously an employee or non-employee director of Cogent (or following a bona fide period of non-employment), as an inducement material to such individual’s entering into employment with Cogent, pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules.

About Cogent Biosciences, Inc.

Cogent Biosciences, Inc. is a biotechnology company focused on developing precision therapies for genetically defined diseases. Cogent’s most advanced program, PLX9486, is a selective tyrosine kinase inhibitor that is designed to potently inhibit the KIT D816V mutation as well as other mutations in KIT exon 17. KIT D816V is responsible for driving Systemic Mastocytosis, a serious disease caused by unchecked proliferation of mast cells. Exon 17 mutations are also found in patients with advanced gastrointestinal stromal tumors (GIST), a type of cancer with strong dependence on oncogenic KIT signaling. Cogent is headquartered in Cambridge, MA. Visit Cogent’s website for more information at www.cogentbio.com. Follow Cogent Biosciences on social media: Twitter and LinkedIn.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: future product development and clinical trial plans; and development plans for the lead asset PLX9486. The use of words such as, but not limited to, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” and similar words expressions are intended to identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, our clinical results and other future conditions. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements. We may not actually achieve the forecasts disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Such forward-looking statements are subject to a number of material risks and uncertainties including but not limited to those set forth under the caption “Risk Factors” in Cogent’s most recent Annual Report on Form 10-K filed with the SEC, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Neither we, nor our affiliates, advisors or representatives, undertake any obligation to publicly update or revise any forward-looking statement, whether as result of new information, future events or otherwise, except as required by law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.

Media contact:

Amanda Sellers

asellers@vergescientific.com

301.332.5574

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